Continuous SubQ Infusion of CBD via the h-Patch™ ©2019 Valeritas, Inc.

Oral CBD Achilles’ Heel • Inconsistent Dosing as a result of: • Very poor overall bioavailability • High intra- and inter-subject pharmacokinetic variability • Large food effect • Significantly reduced half life versus IV/SQ admin • And… long term safety concerns remain: • Generation of toxic liver metabolites ©2019 Valeritas, Inc. 2

We Can Do Better… Much Better Clues to improving CBD delivery are in the literature: Take away: While CBD is still metabolized by the liver with IV dosing, the dramatic effect of the 1st pass effect is essentially eliminated… but IV dosing is not ideal. ©2019 Valeritas, Inc. 3

Enter the h-Patch™… • Simple, all-in-one subcutaneous drug delivery • Fully disposable with no exposed needle • No programing • No infusion set • Comfortable floating needle • Easy to use • Convenient • Discreet ©2019 Valeritas, Inc. 4

How Does the h-Patch™ Work? Hydraulically regulated patch drug delivery system • The h-Patch™ provides a precise fixed continuous basal delivery rate without the pulsatile delivery seen in electronic systems • Provides basal & bolus delivery opportunities • Delivers payload over 24h period ©2019 Valeritas, Inc. 5

h-Patch™ Highlights • All mechanical, fully disposable infusion pump • Precise fixed continuous basal delivery without the pulsatile delivery seen in electronic systems • SubQ infusion delivery via a needle, no catheter or cannula • Basal and bolus delivery options • “Floating needle” and foam backed adhesive enhance patient comfort • Over 20M units sold of V-Go® for the treatment of diabetes, which uses the h-Patch™ technology ©2019 Valeritas, Inc. 6

Pharmacokinetic Study Design • Two dosing groups of h-Patch™ delivered pure CBD isolate solution (100mg/ml): A. Basal delivery only (40mg) B. Basal plus full bolus volume (76mg) • A 48h study performed in dogs • Delivery of CBD occurs over the first 24h • Plasma collected at regular intervals over 48h for analysis by LC-MS * This presentation will focus on the 40mg data ©2019 Valeritas, Inc. 7

h-Patch™ delivery of 40mg CBD isolate Delivery of CBD ©2019 Valeritas, Inc. 8

CBD SubQ Infusion Highlights • SubQ infusion with the h-Patch™ provides measurable plasma levels of CBD with a single 24h infusion • CBD levels in blood detected within an hour of the beginning of infusion • CBD still detectable 24h after completion of h-Patch™ infusion We find peak plasma levels on par with published human dose normalized plasma concentrations from oral administration of 300mg CBD* *Birnbaum AK, et al. Epilepsia 2019 Aug 60(8): 1586-1592 These statements have not been evaluated by the Food and Drug Administration (FDA) ©2019 Valeritas, Inc. 9

Interested in Learning More? Reach out to learn more about our CBD preclinical data and to discuss potential partnerships to advance the Science of CBD therapeutics: Erick J. Lucera, CFO Joseph Saldanha, CBO Valeritas, Inc. Valeritas, Inc. Elucera@Valeritas.com Jsaldanha@Valeritas.com Jess Barnes, PhD DrJ@20Lighter.com ART-1642 09/2019 ©2019 Valeritas, Inc. 10